Exhibit 99.1

Eastern Insurance Holdings, Inc. Eastern Alliance Insurance Group Employers Alliance, Inc.

DATE: June 21, 2010

FOR IMMEDIATE RELEASE

Eastern Insurance Holdings, Inc. Announces Closing of

Eastern Life and Health Insurance Company Transaction

Lancaster, Pa. – Eastern Insurance Holdings, Inc. (“EIHI”) (NASDAQ: EIHI) announced today the completion of its previously announced agreement to sell its wholly-owned group benefits insurance subsidiary, Eastern Life and Health Insurance Company (“ELH”), to Security Life Insurance Company of America (“Security”) in a statutory merger of ELH into Security, with Security continuing as the surviving corporation. Total transaction consideration to EIHI was $34.1 million and consisted of cash and a $1.75 million promissory note from Security’s parent. The note bears interest at 4.0 percent per annum, payable quarterly, and the principal is due in full 36 months after the closing of the transaction.

About Eastern Insurance Holdings Inc.: EIHI operates, through its subsidiaries, a domestic casualty insurance group specializing in workers’ compensation, a third-party claims administration company and a specialty reinsurance company. EIHI has regional offices in Pennsylvania, North Carolina, Indiana and Tennessee. EIHI’s Web address is www.eihi.com.

EIHI was advised by Macquarie Capital. Stevens & Lee acted as counsel to EIHI.

About Security Life Insurance Company of America: Security is a niche market specialist with a long and successful history in the dental and vision marketplace. Security is domiciled in Minnetonka, Minnesota and along with its sister company, Security Health Insurance Company of America, New York, has licenses to write business in all 50 states.

Security did not retain a financial advisor. Best & Flanagan acted as counsel to Security.

Forward Looking Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “project,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. No assurance can be given that management’s expectations, beliefs or projections will occur or be achieved or accomplished. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our growth strategies and investment objectives; the further deterioration in the fixed income and equity security markets, the effects of intense competition; the loss of one or more principal employees; the geographic concentration of our business; the failure of independent insurance brokers to adequately market our products; and other factors described in our filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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SOURCE:	Eastern Insurance Holdings, Inc.
CONTACT:	Kevin Shook, Treasurer and Chief Financial Officer,
(717) 735-1660, kshook@eains.com